Exhibit 10.1

AMENDED AND RESTATED

MANAGEMENT AGREEMENT

BETWEEN

STAR PUBLISHING COMPANY

AND

CITIZEN PUBLISHING COMPANY

November 30, 2009

AMENDED AND RESTATED
MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT dated as of November 30, 2009 between STAR PUBLISHING COMPANY, an Arizona corporation ("Star"), and CITIZEN PUBLISHING COMPANY, an Arizona corporation ("Citizen").

WHEREAS, Star publishes The Arizona Daily Star, a seven day per week morning newspaper, including Sunday, in Tucson, Arizona;

WHEREAS, Star also publishes a weekly newspaper in Tucson, AZ entitled La Estrella de Tucson ("La Estrella"), formerly a section of The Arizona Daily Star;

WHEREAS, on January 15, 2009, Star and Citizen entered into a letter agreement (the "Letter Agreement") in which they agreed to consider a sale of the newspaper assets or shut down of the Tucson Citizen newspaper and the subsequent continuation of each party's 50% partnership interest in the Partnership (as defined below), and also agreed to negotiate in good faith an amendment to the Amended and Restated Operating Agreement (as defined below) to reflect the terms of the Letter Agreement;

WHEREAS, on May 16, 2009 Citizen ceased print publication of the Tucson Citizen, a weekday afternoon and Saturday newspaper, in Tucson, Arizona, and made certain other significant changes to its operations and operating plans for the future;

WHEREAS, Star and Citizen, or their respective predecessors, have entered into one or more operating agreements dated March 28, 1940, as amended by agreements dated June 15, 1953 and October 14, 1970 (collectively, the "Operating Agreement"), as amended and restated as of December 22, 1988 (the "Amended and Restated Operating Agreement"), which Amended and Restated Operating Agreement became effective as of 12:01 A.M., Tucson, Arizona time, on December 26, 1988 (the "Effective Date");

WHEREAS, the operation of The Arizona Daily Star and the operation of the website or other assets of the Tucson Citizen are no longer subject to the requirements of the Newspaper Preservation Act, 15 U.S.C. Section 1801 et seq. (the "NPA"); and

WHEREAS, the purpose and intent of this Agreement is to modify the terms of the Amended and Restated Operating Agreement to reflect the changes described above and to provide for the continued operation and governance of a general partnership whose partnership interests are owned 50% by each of Star and Citizen.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree that the Amended and Restated Operating Agreement shall be amended and restated in its entirety as follows:

ARTICLE 1
THE PARTNERSHIP

1.1       Formation.

(a) Star and Citizen on December 22, 1988 formed under the laws of the State of Arizona a general partnership named "TNI Partners" (such partnership is referred to herein as the "Partnership"), by executing and delivering to each other a certain partnership agreement dated December 22, 1988, which was amended and restated as of 12:01 A.M., Tucson, Arizona, time, on November 30, 2009 (the "Partnership Agreement"), in the form set forth as Exhibit A hereto, and by making such filings and taking such other actions as are appropriate under applicable Arizona law.

(b) Each of Star and Citizen has a 50% partnership interest in the Partnership and, as of the Effective Date, made the respective initial capital contributions described in Sections 1.2 and 1.3 hereof.

(c) Star and Citizen will cause the Partnership, on the date hereof, to become a party to this Agreement and to agree to perform all of the obligations herein to be performed by it by signing this Agreement and delivering executed copies hereof to Star and Citizen.

1.2       Initial Capital Contribution of Star.

(a) Effective as of the Effective Date, Star contributed, assigned, transferred and conveyed to the Partnership all of its right, title and interest (which Star represented and warranted to Citizen were free and clear of any and all pledges, mortgages, security interests, liens or other encumbrances except for those that did not materially affect use, value or marketability), in and to the following property and assets (collectively, the "Star Contributed Assets"):

(1) Star's interest in all trade accounts receivable and contracts in existence on the Effective Date that arose from or in connection with any activity or operation that had been carried on by Tucson Newspapers, Inc., an Arizona corporation previously organized by Star and Citizen ("TNI"), as agent for Star and Citizen, including without limitation trade accounts receivable and contracts arising out of or relating to the sale or distribution of The Arizona Daily Star or the Tucson Citizen, the sale of advertising in either such newspaper, or the printing or distribution of any other material;

(2) Star's interest in any and all non-capital assets in existence on the Effective Date that were jointly owned by Star and Citizen and that were used or held for use in connection with, or that arose from, any activity or operation that had been carried on by TNI as agent for Star and Citizen; and

(3) All shares of common stock of TNI owned by Star, which Star represented and warranted to Citizen constituted 50% of TNI's outstanding capital stock.

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(b) The following assets shall not constitute any part of the Star Contributed Assets but shall remain the separate property of Star:

(1) (i) The whole or any part of the name, title, and masthead of The Arizona Daily Star and La Estrella, together with all names, titles, slogans and domain names/websites used exclusively in connection with The Arizona Daily Star and La Estrella and all intangible rights and privileges of whatever kind belonging to or incidental thereto, including any and all copyrights and trademarks relating thereto, and any and all copyrights, and the right to renew the same, on issues of The Arizona Daily Star and La Estrella published before, on or after the Effective Date, and the right to reprint all or any part thereof (collectively the "Star Names"), (ii) all lists relating to subscriptions, website user registrations, bulk sales, circulation, dealers and sub-dealers of The Arizona Daily Star and La Estrella, together with all records and other lists relating to or concerning the following: routes, daily draws by editions, distribution, delivery, sales, subscriptions and returns of The Arizona Daily Star an La Estrella in any territory, all lists of dealers and agencies served by all distribution methods in the city of Tucson, its metropolitan areas and in all cities and towns served by The Arizona Daily Star and La Estrella, including a list of dealer and agency deposits, if any, and (iii) lists of all advertisers and advertising contracts relating to The Arizona Daily Star and La Estrella and related advertiser information, including dates of contracts, names and addresses of advertisers, space contracted for, frequency of insertions, rates per line, expiration dates and any special conditions, records requirements or publication orders with advertisers with the dates thereof, as well as lists of any special agreements or commitments with advertisers and all insertion orders (the assets described in clauses (ii) and (iii) of this subsection being referred to collectively as the "Star Intangibles"); provided however, that Star has granted to the Partnership a royalty-free license covering the Star Names and the Star Intangibles, in the form attached hereto as Exhibit B, which was executed by Star and delivered to the Partnership on the Effective Date and is hereby reaffirmed by the parties;

(2) The library or "morgue" of The Arizona Daily Star and La Estrella, including all files of clippings, photographs (negatives and positives), videos and related publication material, together with all bound files and file copies of The Arizona Daily Star and La Estrella and microfilms thereof; provided that, during the term of the applicable License Agreement, the Partnership agrees to maintain and store (but not to destroy any portion of) such library or morgue on a local basis to permit licensing of such library or morgue by Star to third parties, all of which licensing revenue shall be revenue of the Partnership during the term of such License Agreement;

(3) Any properties, assets and contract and other rights of Star used or held for use solely in connection with the operation of the news department of The Arizona Daily Star;

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(4) Star's interest in all capital assets in existence on the Effective Date that were jointly owned by Star and Citizen and that were used or held for use in connection with any activity or operation that had been carried on by TNI as agent for Star and Citizen; and

(5) Any asset or property right of any kind or description that is not specifically listed in Section 1.2(a) hereof.

1.3       Initial Capital Contribution of Citizen.

(a) Effective as of the Effective Date, Citizen contributed, assigned, transferred and conveyed to the Partnership all of its right, title and interest (which Citizen represented and warranted to Star were free and clear of any and all pledges, mortgages, security interests, liens or other encumbrances except for those that did not materially affect use, value or marketability), in and to the following property and assets (collectively, the "Citizen Contributed Assets"):

(1) Citizen's interest in all trade accounts receivable and contracts in existence on the Effective Date that arose from or in connection with any activity or operation that had been carried on by TNI as agent for Star and Citizen, including without limitation trade accounts receivable and contracts arising out of or relating to the sale or distribution of The Arizona Daily Star or the Tucson Citizen, the sale of advertising in either such newspaper, or the printing or distribution of any other material;

(2) Citizen's interest in any and all non-capital assets in existence on the Effective Date that were jointly owned by Star and Citizen and that were used or held for use in connection with, or that arose from, any activity or operation that had been carried on by TNI as agent for Star and Citizen; and

(3) All shares of common stock of TNI owned by Citizen, which Citizen represented and warranted to Star constituted 50% of TNI's outstanding capital stock.

(b) The following assets shall not constitute any part of the Citizen Contributed Assets but shall remain the separate property of Citizen:

(1) (i) The whole or any part of the name, title, and masthead of Tucson Citizen, together with all names, titles, slogans and domain names/websites used exclusively in connection with Tucson Citizen and all intangible rights and privileges of whatever kind belonging to or incidental thereto, including any and all copyrights and trademarks relating thereto, and any and all copyrights, and the right to renew the same, on issues of Tucson Citizen published before, on or after the Effective Date, and the right to reprint all or any part thereof (collectively the "Citizen Names"), (ii) all lists relating to subscriptions, website user registrations, bulk sales, circulation, dealers and sub-dealers of Tucson Citizen, together with all records and other lists relating to or concerning the following: routes, daily draws by editions, distribution, delivery, sales, subscriptions and returns of Tucson Citizen

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in any territory, all lists of dealers and agencies served by all distribution methods in the City of Tucson, its metropolitan area and in all cities and towns served by Tucson Citizen, including a list of dealer and agency deposits, if any, and (iii) lists of all advertisers and advertising contracts relating to Tucson Citizen and related advertiser information, including dates of contracts, name and addresses of advertisers, space contracted for, frequency of insertions, rates per line, expiration dates and any special conditions, records requirements or publication orders with advertisers with the dates thereof, as well as lists of any special agreements or commitments with advertisers and all insertion orders (the assets described in clauses (ii) and (iii) of this subsection being referred to collectively as the "Citizen Intangibles"); provided, however, that Citizen granted to the Partnership a royalty-free license covering the Citizen Names and Citizen Intangibles, in the form attached hereto as Exhibit C, which was executed by Citizen and delivered to the Partnership on the Effective Date and is hereby reaffirmed by the parties;

(2) The library or "morgue of Tucson Citizen, including all files of clippings, photographs (negatives and positives), videos and related publication material, together with all bound files and file copies of Tucson Citizen and microfilms thereof; provided that, during the term of the applicable License Agreement, the Partnership agrees to maintain and store (but not to destroy any portion of) such library or morgue on a local basis to permit licensing of such library or morgue by Tucson Citizen to third parties, all of which licensing revenue shall be revenue of the Partnership during the term of such License Agreement;

(3) Any properties, assets and contract and other rights of Citizen used or held for use solely in connection with the operation of the news department of Tucson Citizen;

(4) Citizen's interest in all capital assets in existence on the Effective Date that were jointly owned by Star and Citizen and that were used or held for use in connection with any activity or operation that had been carried on by TNI as agent for Star and Citizen; and

(5) Any asset or property right of any kind or description that is not specifically listed in Section 1.3(a) hereof.

1.4       Valuation of Initial Capital Contributions. For all purposes of this Agreement and the Partnership Agreement, the value of the respective initial capital contributions of Star and Citizen shall be equal in amount and shall each be equal to the sum of (i) 50% of the book value of the aggregate trade accounts receivable referred to in Sections 1.2(a)(1) and 1.3(a)(1) hereof, (ii) 50% of the book value of the aggregate non-capital assets referred to in Sections 1.2(a)(2) and 1.3(a)(2) hereof, and (iii) 50% of the total stockholders' equity of TNI as of the close of business on December 25, 1988.

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1.5       Dissolution of TNI. Effective on the Effective Date: (i) the status of TNI as agent of Star and Citizen under the Operating Agreement terminated, except for the discharge of any liabilities of TNI not assumed by the Partnership and any other winding up of TNI's affairs; and (ii) the Partnership caused TNI to distribute to the Partnership all or substantially all of TNI's assets and property rights of every kind and description. As soon as practicable after the Effective Date, the Partnership caused TNI to be dissolved under the applicable provisions of Arizona law.

1.6       Assumption of Liabilities. Effective as of the Effective Date, the Partnership assumed and agreed to pay, perform and discharge (i) any and all obligations and liabilities arising under the contracts assigned to it pursuant to Section 1.2(a)(1) or Section 1.3(a)(1) hereof, and (ii) all or substantially all of the contracts, obligations and liabilities of TNI, contingent or otherwise, that were in existence as of the Effective Date.

ARTICLE 2
ACTIVITIES OF THE PARTNERSHIP

The parties agree that from and after the date hereof:

2.1       Publication and Operations.

(a) Subject to the provisions of Section 2.3 hereof, the Partnership shall print, produce, distribute, sell and market (both circulation and advertising) the following products, and any additional products as determined by the Partnership's Board of Directors:

(1) "Citizen Products": the Tucson Citizen website, http://tucsoncitizen.com, and the Tucson Citizen editorial insert, which are owned by Citizen and licensed to the Partnership;

(2)    "Star Products": The Arizona Daily Star newspaper, The Arizona Daily Star websites (http://www.azstarnet.com and its derivative websites) and La Estrella de Tucson newspaper and its website ( which are owned by Star and licensed to the Partnership;

(3)    "TNI Products": all other publications, products and websites which are currently, or in the future, distributed by the Partnership, including, but not limited to, the Partnership website, http://www.tucson.com, the Buyer's Edge, CareerBuilder Weekly, Cars.com Unlimited, Oro Valley/Marana Magazine, Saddlebag Notes, Tucson Bridal Magazine and TV Y Mas, which are either owned by or licensed to the Partnership (the Citizen Products, Star Products and TNI Products, collectively, the "Products").

Subject to the provisions of Sections 2.1(b) and 2.3 hereof, the Partnership shall continue operating the Products and shall control, supervise, manage and perform all operations involved in printing, producing, distributing, selling and marketing the Products; shall determine the edition times of such Products; shall purchase newsprint, materials and supplies as appropriate; shall solicit and sell advertising space in such Products; shall collect for its own account all accounts receivable, whether such accounts receivable come into existence prior to, on or after the Effective Date; shall establish circulation and advertising rates for such Products; and shall make all determinations and decisions and do any and all acts and things necessarily connected with the foregoing activities;

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(b) Notwithstanding any provision of this Agreement or the Partnership Agreement to the contrary, (i) any or all of such activities involving the Tucson Citizen may be discontinued at any time after June 1, 2010 by the Partnership's Board of Directors, and (ii) any discontinuance of any or all of such activities involving the Tucson Citizen shall not cause or require any termination of the Partnership or any modification or amendment of any provision of this Agreement or the Partnership Agreement.

(c) Subject to the provisions of Section 2.1(b), the Partnership shall promote and market each Product in a manner designed to enhance or improve the advertising in and circulation of each Product and allow each Product to achieve its full market potential;

(d) The Partnership shall provide all accounting services necessary in connection with the business and affairs of the Partnership and the Products;

(e) The Partnership shall receive and collect all of the receipts and income relating to the Products, and from such income pay all operating expenses incident to the Partnership's operations and the publication, production and distribution of the Products in the manner and to the extent provided in this Agreement; and

(f) Subject to Section 2.3 hereof, the Partnership may engage in other activities that would be appropriate for an entity that owns or operates one or more newspapers, magazines, tabloids, websites or other publications of the same type as the Products, including distributing or making available all or a portion of the information or advertising in the Products by printed, electronic or other various means of distribution or production; commercial printing, including commercial printing of other publications; and any other activities necessary for or compatible with its principal business. Subject to the terms of this Agreement and the applicable License Agreement, Star and Citizen shall retain exclusive intellectual property rights to all news and information content (including photographs and videos) generated for publication in their respective Star Products or Citizen Products.

2.2       Capital Assets.

(a) The parties presently intend that the Partnership will own no capital assets, and that in producing the Products and carrying on the business functions of the Partnership under this Agreement, the Partnership shall continue to utilize plant, property and equipment owned or leased jointly by Star and Citizen.

(b) Each of Star and Citizen agree that they shall make available to the Partnership such plant, property and equipment as is appropriate for the Partnership's operations, including all capital assets that are currently used or held for use by TNI, Star or Citizen (whether or not jointly owned by Star and Citizen) and including such capital assets as the Partnership's Board of Directors may in the future determine (pursuant to the budgeting process described in Section 2.5(a) hereof) are necessary or appropriate for the Partnership's operations. In the case of such future capital assets, Star and Citizen will jointly (on an equal basis) acquire and fund the acquisition of such assets, and make the same available to the Partnership, Star or Citizen, as the case may be.

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(c) All operating costs, including costs of repair, maintenance, light, heat, air conditioning, janitorial services and the like, associated with all capital assets referred to in this Section 2.2 shall be an operating expense of the Partnership or, if paid by Star and/or Citizen in the first instance, will be reimbursed by the Partnership.

2.3       Editorial Independence. Unless otherwise agreed by the Partnership's Board of Directors, the editorial and reportorial staffs of the Star Products and the Citizen Products shall be independent and shall not be merged, combined or amalgamated, and their editorial policies shall be independently determined. Star and Citizen shall retain complete and exclusive control of the news operations, contracts, conduct and contents, and the selection of the editors and news department employees, for their respective operations. Neither Star, Citizen nor the Partnership shall seek to influence or to impair the independent news, editorial and reportorial voice and content of any other party's Products. Each of Star and Citizen shall independently develop standards for determining the acceptability of advertising copy for publication in its newspaper or website, and the Partnership shall apply these standards in determining the acceptability of advertising copy for publication in such Products. The news department for the Star Products and all employees engaged in said department shall be employed by and under the exclusive direction and control of Star. The news department for Citizen Products and all employees engaged in said department shall be employed by and under the exclusive direction and control of Citizen.

2.4       News and Editorial Services and Expenses.

(a) Subject to the reimbursement provisions of Section 2.4(c) hereof, all Editorial Expense (as defined in Section 2.4(b) hereof) relating to the Star Products shall be borne by Star, and all Editorial Expense relating to the Citizen Products shall be borne by Citizen.

(b) The term "Editorial Expense" as used in this Agreement shall mean all costs and expenses associated with the news department of The Arizona Daily Star and La Estrella relating to the Star Products or of the Tucson Citizen relating to the Citizen Products. Notwithstanding the foregoing, Editorial Expense shall not include, and the reimbursement provisions of Section 2.4(c) hereof shall not be applicable to, the following:

(1) the capital cost of office space, equipment, and other capital assets that are owned by Star and/or Citizen or that are jointly leased by Star and Citizen, and that in either case are related to their respective news departments, such assets to be provided by, and the cost of which shall be borne equally by, Star and Citizen, it being the intention of the parties that (i) the cost of such capital assets that have been acquired before the Effective Date shall be borne by Star or Citizen, as the case may be, as the separate owner thereof, (ii) the ownership and cost of such capital assets that are jointly acquired on or after the Effective Date shall be shared equally by Star and Citizen, and (iii) the rental cost of any capital assets that either Star or Citizen may elect separately to lease for its news department (and any operating costs associated therewith) shall, subject to Section 6.1(a)(ix) of the Partnership Agreement, be deemed an Editorial Expense and shall be subject to the reimbursement provisions of Section 2.4(c) hereof;

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(2) any compensation or benefits and travel expenses (but only to the extent such travel expenses do not relate to the Partnership's business, the Star Products or the Citizen Products) paid to the publisher (or equivalent local senior executive) of The Arizona Daily Star or the Tucson Citizen, and any parent-level persons (including controllers, accountants, treasurers or persons performing similar functions who are not full-time employees of Star or Citizen), all such costs to be borne separately by Star or Citizen, as the case may be;

(3) the cost of defending, settling, paying or discharging any liability or claim on account of anything published in the news or editorial columns of the Star Products or the Citizen Products, or on account of the advertising acceptability standards of such respective Products, where such liability or claim does not result from an error in printing or the negligence of an employee of the Partnership, it being the intention of the parties that (i) Star or Citizen, as the case may be, shall bear the full cost of such liabilities or claims, (ii) the Partnership shall bear, as an operating expense, the full cost of liabilities or claims resulting out of the TNI Products or from an error in printing or the negligence of an employee of the Partnership, and (iii) notwithstanding the foregoing, costs incurred by Star or Citizen for insurance policies insuring against such liabilities, as well as costs incurred for any pre-publication review of material prepared for publication in the Star Products or the Citizen Products, shall in each case be deemed an Editorial Expense and shall be subject to the reimbursement provisions of Section 2.4(c) hereof;

(4) any depreciation on any capital assets owned by Star and/or Citizen;

(5) any charitable contributions made by Star or Citizen, unless such contributions are made within the budget set by the Partnership's Board of Directors;

(6) any costs or fees incurred for any audit or review of the separate financial statements of Star or Citizen; or

(7) any costs or expenses incurred for any special cultural or promotional events unless such costs or expenses are made within the budget set by the Partnership's Board of Directors.

(c) On a monthly basis during each fiscal year, the Partnership shall, as part of its operating expenses, reimburse Star or Citizen for its respective actual Editorial Expense, as documented. In the event that the actual total Editorial Expense of Star or Citizen for a full fiscal year shall exceed its aggregate reimbursable Editorial Expense budget applicable to such fiscal year, then the amount of such excess shall be paid by the Partnership unless the Board of Directors decides to bill Star or Citizen for all or any portion of any such excess.

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2.5       Employees. Employees of The Arizona Daily Star and La Estrella newsroom shall remain employees of the Star or its designated affiliate. Employees of the Citizen newsroom shall remain employees of the Citizen or its designated affiliate. All other employees shall be considered employees of the Partnership. The Board of Directors from time-to-time shall review the compensation and benefits of all employees and strive to provide similar compensation and benefits based upon position and not the employee's ultimate employer. Notwithstanding the above, the Board of Directors may agree from time-to-time to assign responsibility for payroll and/or benefits to one Partner or the other.

2.6       Budgets. On an annual basis, the Partnership's Board of Directors will consider and approve, for the Partnership's next fiscal year, capital and operating budgets, including an aggregate reimbursable Editorial Expense budget for each of Star and Citizen, all in a manner and amounts consistent with the purposes and intent of this Agreement. The determination by the Board of the capital and operating budgets, including an aggregate reimbursable Editorial Expense budget for each of Star and Citizen, shall take into account, among other things, the editorial and news expenses incident to the nature, frequency of publication and edition times of their respective Products as contemplated by this Agreement. The Board of Directors may in its discretion review and revise any of such budgets from time to time.

2.7       Legal Representation. The Partnership shall have the right to seek joint legal representation from attorneys employed in the law department of Lee Enterprises, Incorporated and Gannett Co., Inc. with respect to any non-editorial matters affecting the operation of the Partnership, and the parties intend there to be established an attorney-client relationship among the Partnership, Citizen, Star and such attorneys with respect to any such joint legal representation. Star, Citizen and the Partnership agree that such attorneys may, now or in the future, separately represent Star or Citizen or any of their respective affiliates, as the case may be, on any matters not substantially related to their joint representation. Star, Citizen and the Partnership recognize that there can be no confidences between or among them as a group regarding the work that is done pursuant to any joint legal representation under this Section 2.7. The costs of any such joint legal representation shall be borne by Star and Citizen or their respective affiliates, as the case may be.

ARTICLE 3
DURATION; TERMINATION

3.1       Term; Renewals. This Agreement shall run for a period ending at the close of business on June 1, 2015, and may be renewed and extended for subsequent periods of twenty-five (25) years each at the option of either Star or Citizen. Unless two years' written notice is given by both Star and Citizen that they desire to end this Agreement or any renewal hereof, this Agreement shall continue in force for subsequent periods of twenty-five (25) years each. Only by mutual written consent can this Agreement or any renewal hereof be terminated.

3.2       Termination. This Agreement shall terminate only upon expiration of its term, including any renewals thereof, as provided in and subject to Section 3.1 hereof.

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ARTICLE 4
MISCELLANEOUS

4.1       Notices. Each notice or other communication given pursuant to this Agreement or the Partnership Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or five days after being deposited in the United States mail, certified, postage prepaid, return receipt requested, and addressed to the party to be notified at such party's address as set forth below:

Star:	Star Publishing Company
4850 South Park Avenue
Tucson, Arizona 85726-6887
Attention: Publisher

with a copy to:

Lee Enterprises, Inc.
201 N. Harrison.
Davenport, Iowa 52801
Attention: Chief Legal Officer

Citizen:	Citizen Publishing Company
c/o Gannett Co., Inc.
7950 Jones Branch Drive
McLean, Virginia 22107
Attention: Chief Financial Officer

Partnership:	TNI Partners
4850 South Park Avenue
P.O. Box 26887
Tucson, Arizona 85726-6887
Attention: President

All such notices to the Partnership shall be to the attention of the President, with copies to Star and Citizen at the addresses then designated by them for the receipt of such notices pursuant to this Section 4.1. Any party may change its address or the individual to whom notice is to be directed hereunder by notice to the other parties given in accordance with this Section 4.1.

4.2       Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their permitted successors and assigns.

4.3       Entire Understanding. This Agreement (including the Exhibits hereto) and the Partnership Agreement constitute the entire understanding and agreement of the parties hereto on the subject matter herein contained and any and all other representations or agreements heretofore made on such subject matter, whether oral or in writing, of any party or its agents shall be null, void and of no effect whatsoever.

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4.4       Headings. Headings have been inserted in this Agreement for the purpose of convenience only. They will not be used to interpret or construe the meaning of the Articles or Sections hereof, nor will they have the effect of limiting or enlarging the meaning thereof.

4.5       Governing Law; Modification. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Arizona, without giving effect to conflict of laws principles. This Agreement may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, modification or discharge is sought.

4.6       Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and shall be valid and be enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential purposes and intent as expressed herein.

4.7       Further Assurances. Each party agrees to take all action necessary to carry out and effectuate the intent, purposes and provisions of this Agreement and the Partnership Agreement, and to cooperate with the others in every reasonable and proper way that will promote the successful operation of the arrangements contemplated by this Agreement and the Partnership Agreement.

4.8       Force Majeure. No party shall be liable to the others for any failure or delay in performance under this Agreement or the Partnership Agreement occasioned by war, riot, act of God or public enemy, strike, labor dispute, shortage of any supplies, failure of suppliers or workers or other cause beyond the control of the party required to perform, and such failure or delay shall not be considered a default hereunder, but this Section 4.8 shall not excuse any party from its obligation to pay any sum of money which such party is otherwise required to pay pursuant to this Agreement or the Partnership Agreement.

4.9       Specific Performance. In addition to any other remedies the parties may have, each party shall have the right to enforce the provisions of this Agreement through injunctive relief or by a decree or decrees of specific performance.

4.10       No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to anyone other than the parties hereto and their respective permitted successors and assigns any benefit, or any legal or equitable right, remedy or claim, under or in respect of this Agreement.

4.11       Nature of Relationship. Nothing contained in this Agreement shall constitute the parties hereto as alter egos or joint employers or as having any relationship other than as specifically provided herein and in the Partnership Agreement.

4.12       Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement, and any party hereto may execute this Agreement by signing one or more counterparts hereof.

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This Agreement shall become effective when counterparts hereof have been duly executed and delivered by each party.

[Signatures follow on next page]

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IN WITNESS WHEREOF, the parties have executed this Agreement by their respective duly authorized officers as of the day and year first above written.

STAR PUBLISHING COMPANY

By:	/s/ Carl G. Schmidt
Name: Carl G. Schmidt
Title: Treasurer

CITIZEN PUBLISHING COMPANY

By:	/s/ Daniel S. Ehrman, Jr.
Name: Daniel S. Ehrman, Jr.
Title:

TNI PARTNERS, being the Partnership referred to in the foregoing Agreement, hereby becomes a party thereto and agrees to perform all of the obligations therein to be performed by it and to be bound by all of the terms and provisions thereof.

TNI PARTNERS

By:	Star Publishing Company General Partner

	By:	/s/ Carl G. Schmidt
Name: Carl G. Schmidt
Title: Treasurer

By:	Citizen Publishing Company General Partner

	By:	/s/ Daniel S. Ehrman, Jr.
Name: Daniel S. Ehrman, Jr.
Title:

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Exhibit A

Amended and Restated Partnership Agreement

Exhibit B

License Agreement (Star)

Exhibit C

License Agreement (Citizen)